Exhibit 99.1

[LOGO] ICS	Integrated Circuit Systems, Inc.

Corporate Headquarters

2435 Boulevard of the Generals

Norristown, PA 19403

Phone: 610-630-5300

Fax: 610-630-5399

Web Site: http://www.icst.com

Company Contact:

Justine Lien, CFO

Integrated Circuit Systems, Inc.

610-630-5300

INTEGRATED CIRCUIT SYSTEMS, INC. ANNOUNCES FISCAL 2003

THIRD QUARTER RESULTS

48% Increase In Operating Income Over Prior Year Period

Norristown, PA – April 24, 2003 – Integrated Circuit Systems, (Nasdaq: ICST), today announced results for the fiscal third quarter ending March 29, 2003. As expected, revenue for the quarter was seasonally down after the Christmas quarter to $60.9 million, but shows a 14% growth year over year.

($Millions, except EPS)

	Q3 FY 2003	Q3 FY 2002(1)	Y-Y GROWTH	Q2 FY 2003	Q-Q GROWTH
Revenue	$60.9	$53.3	14%	$62.0	-2%
Gross Margin	$36.1	$31.3	15%	$36.3	—
Operating Income	$17.9	$12.1	48%	$18.2	-2%
Fully Diluted EPS	$0.22	$0.16	38%	$0.23	-4%

(1) Q3FY2002 information (other than revenue) is presented on a pro forma basis to exclude certain special charges relating to an acquisition. See reconciliation to comparable GAAP financial measures below.

Revenues in seasonal businesses like PC and Digital Consumer were down on a quarterly basis, but show growth year over year. Communications and Military showed growth both quarterly and yearly.

Revenues

	Q3 FY2003 % of revenue	Q3 FY2002 % of revenue	Y-Y Growth	Q2 FY2003 % of revenue	Q-Q Growth
PC	48%	47%	15%	48%	-2%
Digital Consumer	15%	15%	10%	17%	-15%
Communications	28%	30%	10%	27%	3%
Military	9%	8%	34%	8%	10%

Gross margin increased during the quarter to 59.4% because of material cost savings due to design efficiencies. Operating income was 29.4% of revenue, same as the previous quarter but a 670 basis point increase year over year for the third quarter. In dollar terms, this represents a 48% increase year over year for the third quarter. This all resulted in an earnings per share of $0.22 for the quarter.

Hock Tan, CEO and President stated, “The results for the quarter show the continued penetration of ICS silicon timing devices into new markets like ADSL and registered memory modules, compared to the same period a year ago. Also we have focused on cost savings which is reflected in the gross margin.”

“Our business, timing solutions for the electronic world, has been about gaining share over older technologies, and we plan for that to continue in the communications and digital consumer markets. We will continue to invest in new products in new market applications and do so at the lowest cost in order to promote future growth.”

Third Quarter Fiscal 2003 Conference Call

ICS will host a conference call to discuss the earnings results for the third quarter of fiscal year 2003 at 9:00 a.m. EDT on Thursday, April 24, 2003. The company will also discuss its strategic direction and market conditions. Any interested parties are invited to listen to the conference call by dialing (877) 405-3430 or (706) 634-6397 for international callers. The call will also be broadcast via the Internet and can be accessed from ICS’s corporate website at the address www.icst.com.

About ICS

Integrated Circuit Systems, Inc. is a leader in the design, development and marketing of silicon timing devices for communications, networking, computing and digital multimedia applications. The Company is headquartered in Norristown, PA, with key facilities in San Jose, CA; Tempe, AZ; Worcester, MA and Singapore.

Statements included in this release, to the extent they are forward looking, involve a number of risks and uncertainties related to competitive factors, technological developments and market demand. Further information on these and other potential factors that could affect the Company’s financial results can be found in the Company’s Form 10-K filed on September 11, 2002.

INTEGRATED CIRCUIT SYSTEMS, Inc.

CONSOLIDATED OPERATING RESULTS

	Unaudited Three Months Ended			Unaudited Nine Months Ended
	Mar. 29, 2003	Mar. 30, 2002	Dec. 28, 2002	Mar. 29, 2003	Mar. 30, 2002
(In thousands)
REVENUES	$60,853	$53,262	$62,026	$180,668	$127,529
Cost of sales	24,709	23,200	25,701	73,731	54,360

Gross Margin	36,144	30,062	36,325	106,937	73,169

Expenses:
Research and development	8,772	8,083	8,803	25,793	20,577
Selling, general and administrative	8,678	10,142	8,472	25,776	19,627
In process research and development	—	2,900	—	—	2,900
Deferred compensation	244	472	244	1,538	961
Amortization of intangibles	575	500	575	1,725	500

	18,269	22,097	18,094	54,832	44,565

Operating income	17,875	7,965	18,231	52,105	28,604

Other income (expense)	28	636	565	699	2,182

Income before income taxes	17,903	8,601	18,796	52,804	30,786

Income taxes	2,626	1,554	2,871	7,889	4,740

Net income	$15,277	$7,047	$15,925	$44,915	$26,046

Basic EPS
Net income	$0.22	$0.11	$0.24	$0.66	$0.39
Diluted EPS
Net income	$0.22	$0.10	$0.23	$0.64	$0.37
Weighted Shares
Basic	68,155	66,533	67,711	67,733	66,380
Diluted	70,879	70,230	70,313	70,401	70,125
Supplemental operating results:
Capital expenditures	$776	$1,127	$526	$2,704	$2,748
Depreciation and amortization	$2,050	$2,267	$2,222	$6,534	$4,845

INTEGRATED CIRCUIT SYSTEMS, INC.

CONDENSED CONSOLIDATED BALANCE SHEET

(in thousands, excluding Other Financial Data)	Mar 29, 2003	June 29, 2002
	(unaudited)
ASSETS
Current Assets:
Cash and marketable securities	$110,428	$110,521
Accounts receivable, net	34,481	28,741
Inventory, net	16,648	18,556
Deferred tax asset	7,733	6,791
Prepaid income taxes	1,151	1,181
Other current assets	6,093	13,705

Total current assets	176,534	179,495

Property and equipment, net	15,774	18,324
Long term investments	30,037	—
Investment in Maxtek Technologies	3,000	4,000
Intangibles	30,675	32,400
Goodwill	39,230	41,575
Other assets, net	357	598

Total assets	$295,607	$276,392

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current Liabilities
Current portion of long-term obligations	$17,010	$13,744
Accounts payable	14,970	11,416
Accrued expenses and other current liabilities	11,461	25,272

Total current liabilities	43,441	50,432

Long-term debt, less current portion	3,001	28,514
Deferred tax liability	10,842	12,876
Other long term liabilities	521	599

Total liabilities	57,805	92,421

Shareholders’ Equity:
Common stock	694	678
Additional paid in capital	238,813	227,531
Accumulated deficit	12,465	(32,451)
Deferred compensation	(975)	(3,988)
Treasury stock	(13,195)	(7,799)

Total shareholders’ equity	237,802	183,971

Total liabilities and shareholders’ equity	$295,607	$276,392

OTHER FINANCIAL DATA:
Days sales outstanding	52	47
Inventory turns	5.7	4.7

INTEGRATED CIRCUIT SYSTEMS, INC.

RECONCILIATION OF NON-GAAP FINANCIAL MEASURES

Supplemental Financial Information

Reconciliation of Gross Margin to Pro Forma Gross Margin

(in thousands)

(unaudited)

	Three Months Ended		Nine Months Ended
	Mar. 29, 2003	Mar. 30, 2002	Mar. 29, 2003	Mar. 30, 2002
Gross margin	$36,144	$30,062	$106,937	$73,169
Add: Inventory step up	—	1,252	—	1,252

Pro forma gross margin	$36,144	$31,314	$106,937	$74,421

Reconciliation of Operating Income to Pro Forma Operating Income

(in thousands)

(unaudited)

	Three Months Ended		Nine Months Ended
	Mar. 29, 2003	Mar. 30, 2002	Mar. 29, 2003	Mar. 30, 2002
Operating income	$17,875	$7,965	$52,105	$28,604
Add: Inventory step up	—	1,252	—	1,252
Add: In-process research and development expenses	—	2,900	—	2,900

Pro forma operating income	$17,875	$12,117	$52,105	$32,756

Reconciliation of Net Income to Pro Forma Net Income and Diluted Pro Forma EPS:

(in thousands)

(unaudited)

	Three Months Ended		Nine Months Ended
	Mar. 29, 2003	Mar. 30, 2002	Mar. 29, 2003	Mar. 30, 2002
Net income	$15,277	$7,047	$44,915	$26,046
Add: Inventory step up	—	1,252	—	1,252
Add: In-process research and development expenses	—	2,900	—	2,900

Pro forma net income	$15,277	$11,199	$44,915	$30,198

Diluted pro forma EPS	$0.22	$0.16	$0.64	$0.43
Diluted weighted shares	70,879	70,230	70,401	70,125